Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges
(dollar amounts in thousands, except ratios)

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
Earnings:
Income (loss) from continuing operations before income tax provision	$(183,156)	$(683,312)	$(467,497)	$55,393	$121,029
Plus:
Fixed charges	40,958	131,514	238,498	138,742	29,102
Amortization of capitalized interest	—	—	—	—	—
Distributed income of equity investees	—	—	—	—	—
Share of pre-tax losses of equity investees	—	—	—	—	—
Minus:
Interest capitalized	—	—	—	—	—
Preference security dividend requirements	15,312	15,666	8,805	6,653	6,653
Minority interest in pre-tax income of subsidiaries	(2,054)	—	—	—	—

Adjusted income (loss) before income tax provision	$(155,456)	$(567,464)	$(237,804)	$187,482	$143,478

Fixed Charges:
Add:
Interest expensed and capitalized	$24,547	$114,980	$228,369	$131,334	$22,263
Amortized premiums, discounts and capitalized expense related to indebtedness	—	—	—	—	—
Estimate of interest within rental expense	1,099	868	1,324	755	186
Preference security dividend requirements	15,312	15,666	8,805	6,653	6,653

Total Fixed charges	$40,958	$131,514	$238,498	$138,742	$29,102

Historical ratio of earnings to fixed charges	(A )	(A )	(A )	1.4	4.9
Deficiency	$196,414	$698,978	$476,302	$—	$—

	For the Nine Months Ended
	September 30,
	2010	2009
Earnings:
Income (loss) from continuing operations before income tax provision	$985,318	$(158,222)
Plus:
Fixed charges	16,246	30,253
Amortization of capitalized interest	—	—
Distributed income of equity investees	—	—
Share of pre-tax losses of equity investees	—	—
Minus:
Interest capitalized	—	—
Preference security dividend requirements	12,234	11,361
Minority interest in pre-tax income of subsidiaries	(804)	(1,174)

	For the Nine Months Ended
	September 30,
	2010	2009
Adjusted income (loss) before income tax provision	$990,134	$(138,156)

Fixed Charges:
Add:
Interest expensed and capitalized	$3,851	$18,803
Amortized premiums, discounts and capitalized expense related to indebtedness	—	—
Estimate of interest within rental expense	161	89
Preference security dividend requirements	12,234	11,361

Total Fixed charges	$16,246	$30,253

Historical ratio of earnings to fixed charges	60.9	(A )
Deficiency	$—	$(168,409)

	Pro Forma (B)
	For the Nine
	Months	For the
	Ended	Year Ended
	September	December
	30, 2010	31, 2009
Earnings:
Income (loss) from continuing operations before income tax provision	$985,318	$(183,156)
Plus:
Fixed charges	4,012	25,646
Amortization of capitalized interest	—	—
Distributed income of equity investees	—	—
Share of pre-tax losses of equity investees	—	—
Minus:
Interest capitalized	—	—
Preference security dividend requirements	—	—
Minority interest in pre-tax income of subsidiaries	(804)	(2,054)

Adjusted income (loss) before income tax provision	$990,134	$(155,456)

Fixed Charges:
Add:
Interest expensed and capitalized	$3,851	$24,547
Amortized premiums, discounts and capitalized expense related to indebtedness	—	—
Estimate of interest within rental expense	161	1,099
Preference security dividend requirements	—	—

Total Fixed charges	$4,012	$25,646

Pro forma ratio of earnings to fixed charges	246.8	(A )
Pro forma deficiency	$—	$181,102

(A)	Due to losses in these periods, the ratio coverage was less than 1:1.

(B)	Assumes exchange of the Series C Preferred Stock and the Series D Preferred Stock for common stock and therefore does not include preferred dividends for these periods, also does not include any gain or loss on the exchange.